Perspective Therapeutics Highlights Updated Interim Data from its Ongoing Phase 1/2a Clinical Trial of [212Pb]VMT-α-NET at the 2025 ASCO Annual Meeting

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Updated interim results with an additional ~16 weeks of follow-up on nine patients in Cohort 1 (2.5 mCi) and Cohort 2 (5.0 mCi) and initial safety findings in an additional 33 patients treated in Cohort 2 from the ongoing Phase 1/2a study were presented
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[212Pb]VMT-α-NET continued to have a favorable safety profile, with no dose-limiting toxicities and no discontinuations due to adverse events observed among a total of 42 patients who received at least one treatment
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Four of seven patients in Cohort 2 experienced investigator-assessed objective responses as defined by RECIST v1.1. Three of those patients experienced confirmed response and remained in response. One new first response is subject to confirmation.
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Seven of nine patients in Cohorts 1 and 2 remained free from disease progression after more than one year of follow-up
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Perspective will hold a conference call on Monday, June 2, 2025 at 8:00 am ET

SEATTLE – May 30, 2025 – Perspective Therapeutics, Inc. (“Perspective” or the “Company”) (NYSE AMERICAN: CATX), a radiopharmaceutical company pioneering advanced treatments for cancers throughout the body, announced that updated interim results from its ongoing Phase 1/2a clinical trial of [212Pb]VMT-α-NET were presented at the 2025 American Society of Clinical Oncology (ASCO) Annual Meeting taking place May 30-June 3, 2025 in Chicago, Illinois.

This Phase 1/2a clinical trial is a multi-center open-label dose escalation and dose expansion study (clinicaltrials.gov identifier NCT05636618) of [212Pb]VMT-α-NET in patients with unresectable or metastatic somatostatin receptor type 2 (SSTR2) expressing neuroendocrine tumors (NETs) who have not received prior radiopharmaceutical therapy (RPT) and whose tumors have shown radiological evidence of disease progression in the 12 months prior to enrollment.

Updated interim efficacy data were presented for two patients in Cohort 1 and seven patients in Cohort 2 with a data cut-off date of April 30, 2025. These patients were enrolled for dose limiting toxicities observations. Results with a data cut-off date of January 10, 2025 from these patients were previously presented as a poster at the ASCO Gastrointestinal Cancers Symposium (ASCO-GI) in January 2025.

Cohort 2 was reopened for enrollment in August 2024, and through April 30, 2025, a further 33 patients were enrolled in Cohort 2 and had received at least one treatment. Safety data were presented at the ASCO Annual Meeting for all 42 patients who had received at least one treatment with [212Pb]VMT-α-NET.

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Safety findings based on 42 patients who received at least one treatment: As of the data cut-off date of April 30, 2025, no dose limiting toxicities (DLTs), no discontinuations due to adverse events, no Grade 4 or 5 treatment emergent adverse events (TEAEs), and no deaths had been reported since the start of the study. Ten patients had experienced at least one Grade 3 TEAE; the majority of Grade 3 TEAEs were deemed unrelated to [212Pb]VMT-α-NET. Two patients experienced serious adverse events (SAEs), both of which were deemed unrelated to [212Pb]VMT-α-NET.

A modest number of patients experienced low grade hematologic toxicities. Observations of lymphocyte count decrease were generally low grade, with three events at Grade 3 and none at Grades 4 or 5. Increases in blood creatinine levels were all at Grade 1. No dysphagia or serious renal complications were reported.

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Further anti-tumor activity observed in the nine original patients with longer follow-up. As of the data cut-off date of April 30, 2025, there was one new response pending confirmation, and three confirmed responses as defined by RECIST v1.1 in Cohort 2.

Seven out of nine patients in Cohorts 1 and 2 continued to experience disease control and remained in study. One patient experienced stable disease for 48 weeks after their first dose prior to experiencing progressive disease. One patient was previously reported to have progressive disease after one dose under RECIST v1.1, by unambiguous progression of non-target lesions.

The first patient who experienced a confirmed objective response remained in response for over 10 months and in study. This patient received the first two [212Pb]VMT-α-NET doses at administered dose of 5.0 mCi (equivalent to 84.6 µCi/kg), then received the remaining two doses at the next lower activity level of 2.5 mCi (equivalent to 42.4 µCi/kg).

Two patients experienced initial responses after the end of their treatment periods as of the data cut-off date for the previous data presentation at ASCO-GI. Those responses have since been confirmed in subsequent scans. They remained in response and in study. These patients received four doses of 5.0 mCi (equivalent to 68.7 µCi/kg and 31.7 µCi/kg) of [212Pb]VMT-α-NET.

A fourth patient was observed to experience an initial (unconfirmed) response in the seventh scan at 48 weeks after their first dose, which was the third scan conducted after the end of their treatment period. This patient received four doses of 5.0 mCi (equivalent to 49.1 µCi/kg) of [212Pb]VMT-α-NET.

As stated in our August 12, 2024 business update for the second quarter of 2024, the observation period was completed for DLTs in seven patients enrolled in Cohort 2 during the second quarter of 2024. With no DLTs observed and minimal toxicity overall, the Safety Monitoring Committee (SMC) recommended proceeding with dose escalation and enrolling additional patients at 5 mCi to better understand efficacy and safety.

Based on interactions with the U.S. Food and Drug Administration (FDA) prior to the initiation of patient dosing in this study in late 2023, the decision to dose patients in the next cohort will follow consultation and alignment with the FDA.

"[212Pb]VMT-α-NET is emerging as an exciting potential treatment option for patients with progressive NETs, with continued durability of anti-tumor activity at the dose level used in Cohort 2 and a favorable tolerability profile seen so far," said Vikas Prasad, MD, Associate Professor of Radiology, Mallinckrodt Institute of Radiology, Siteman Cancer Center, Washington University School of Medicine. “I am eager to find more treatments to help my patients fight hard against their disease and return to their normal lives. I look forward to continuing to evaluate [212Pb]VMT-α-NET as a new option to help my patients, by participating in this study.”

Markus Puhlmann, Chief Medical Officer of Perspective, commented, “We are encouraged by the exciting overall clinical profile already observed at the dose level used in Cohort 2. The robust participation in the re-opened Cohort 2 in this dose finding study of [212Pb]VMT-α-NET enables us to learn more about how [212Pb]VMT-α-NET can benefit patients and fit into the current treatment paradigm. We plan to submit longer safety follow-up data for all patients enrolled in the study and preliminary efficacy data for a subgroup for presentation at a scientific congress in the second half of this year. In keeping with the commitment we made to the FDA prior to the start of dosing in this study, we are engaging with the FDA as we wish to continue to pursue dose finding for [212Pb]VMT-α-NET. An update will be provided once alignment is reached with the agency.”

Thijs Spoor, Chief Executive Officer of Perspective, commented, “[212Pb]VMT-α-NET is progressing expeditiously as one of three potential new medicines in clinical development based on our next generation targeted radiopharmaceutical technology platform. We continue to evaluate opportunities to enhance our operations and infrastructure so we can support patient demand for all of our programs.”

Perspective will webcast a conference call on Monday, June 2, 2025 at 8:00 am ET to discuss the data presented at the ASCO Annual Meeting. Webcast details are available on the Events page of the Company's website. Dr. Prasad will participate, along with members of Perspective's management team. A live question and answer session will follow the formal presentation.

About [212Pb]VMT-α-NET

Perspective designed [212Pb]VMT-α-NET to target and deliver 212Pb to tumor sites expressing SSTR2. The Company is conducting a multi-center, open-label dose escalation, dose expansion study (clinicaltrials.gov identifier NCT05636618) of [212Pb]VMT-α-NET in patients with unresectable or metastatic SSTR2-positive neuroendocrine tumors who have not received prior radiopharmaceutical therapies (RPT). Results with a data cut-off date of January 10, 2025 from the first nine patients enrolled into Cohorts 1 and 2 of the study were previously presented as a poster at the American Society of Clinical Oncology Gastrointestinal Cancers Symposium (ASCO-GI) in January 2025. Cohort 2 was reopened in August 2024. During 2H 2025, some of the 33 patients enrolled after the cohort reopened and through April 30, 2025, will have had the opportunity for at least 32 weeks of follow-up after their initial doses, sufficient time to receive at least one scan after their full treatment (up to four doses every eight weeks), if they receive all four doses of treatment per protocol.

About Neuroendocrine Tumors

Neuroendocrine tumors form in cells that interact with the nervous system or in glands that produce hormones. They can originate in various parts of the body, most often in the gut or the lungs and can be benign or malignant. Neuroendocrine tumors are typically classified as pancreatic neuroendocrine tumors or non-pancreatic neuroendocrine tumors. According to cancer.net, it is estimated that more than 12,000 people in the United States are diagnosed with a NET each year. Importantly, neuroendocrine tumors are associated with a relatively long duration of survival compared to other tumors and as a result, there are over 170,000 people living with this diagnosis.1

About Perspective Therapeutics, Inc.

Perspective Therapeutics, Inc. is a radiopharmaceutical development company that is pioneering advanced treatments for cancers throughout the body. The Company has proprietary technology that utilizes the alpha-emitting isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting moieties. The Company is also developing complementary imaging diagnostics that incorporate the same targeting moieties, which provides the opportunity to personalize treatment and optimize patient outcomes. This "theranostic" approach enables the ability to see the specific tumor and then treat it to potentially improve efficacy and minimize toxicity.

The Company's melanoma (VMT01), neuroendocrine tumor (VMT-α-NET) and solid tumor (PSV359) programs are in Phase 1/2a imaging and therapy trials in the U.S. The Company is growing its regional network of drug product candidate finishing facilities, enabled by its proprietary 212Pb generator, to deliver patient-ready product candidates for clinical trials and commercial operations.

For more information, please visit the Company's website at www.perspectivetherapeutics.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical fact are forward-looking statements. Words such as "may," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "estimate," "believe," "predict," "potential," or "continue" or the negative of these terms or other similar expressions are intended to identify forward-looking statements, though not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include statements concerning, among other things, the Company's ability to pioneer advanced treatments for cancers throughout the body; the potential for [212Pb]VMT-α-NET to be a treatment option for and benefit patients with progressive NETs with durable anti-tumor activity and a favorable tolerability profile, including at the dose level administered to patients in Cohort 2 of the Company’s [212Pb]VMT-α-NET study; the Company’s belief that robust participation in the re-opened Cohort 2 in this dose finding study of [212Pb]VMT-α-NET will enable it to learn more about how [212Pb]VMT-α-NET can benefit patients and fit into the current treatment paradigm; the potential for treatments such as [212Pb]VMT-α-NET to help patients fight hard against their disease and return to their normal lives; the Company's clinical development plans and the expected timing thereof; the expected timing for availability and release of additional data from the Company’s clinical trials; the Company’s anticipated timing and expectations regarding regulatory communications, requests, interactions, submissions, alignment, and approvals, including the Company’s expectation that it will reach an alignment with the FDA on dose-finding for [212Pb]VMT-α-NET; the Company’s activities and plans to pursue dose escalation for its Phase 1/2a clinical trial of [212Pb]VMT-α-NET; the Company’s plans to enhance its operations and infrastructure to support patient demand for all of its programs; the ability of the Company's proprietary technology utilizing the alpha emitting isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting moieties; the Company's prediction that complementary imaging diagnostics that incorporate certain targeting moieties provide the opportunity to personalize treatment and optimize patient outcomes; the Company's belief that its "theranostic" approach enables the ability to see a specific tumor and then treat it to potentially improve efficacy and minimize toxicity; the Company's ability to grow its regional network of drug product finishing facilities, enabled by its proprietary 212Pb generator, to deliver patient-ready products for clinical trials and commercial operations; and other statements that are not historical fact.

The Company may not actually achieve the plans, intentions, or expectations disclosed in the forward-looking statements, and you should not place undue reliance on the forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the Company's actual results to differ materially from the results described in or implied by the forward-looking statements. Certain factors that may cause the Company's actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are described under the heading "Risk Factors" in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC"), in the Company's other filings with the SEC, and in the Company's future reports to be filed with the SEC and available at www.sec.gov. Forward-looking statements contained in this news release are made as of this date. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Media and Investor Relations Contacts:

Perspective Therapeutics IR:

Annie J. Cheng, CFA

ir@perspectivetherapeutics.com

Russo Partners, LLC

Nic Johnson

PerspectiveIR@russopr.com

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1Wu P, He D, Chang H, Zhang X. Epidemiologic trends of and factors associated with overall survival in patients with neuroendocrine tumors over the last two decades in the USA. Endocr Connect. 2023;12(12):e230331.

Published 2023 Nov 23. doi:10.1530/EC-23-0331.